[Printed on AMEC Letterhead]

CONSENT OF AMEC AMERICAS LIMITED

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 7, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Steve Toevs, on behalf of AMEC Americas Limited, hereby consent to references to AMEC Americas Limited’s name and to its involvement in the preparation of a technical report entitled “Donlin Creek Gold Project, Alaska, USA NI 43-101 Technical Report” dated April 1, 2009 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED: December 30, 2009

/s/ Steve Toevs
AMEC Americas Limited
Name: Steve Toevs
Title: Vice President, Finance, Natural Resources